SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Three Canal Plaza
Portland, Maine 04101
(888) 992-2765

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INFORMATION STATEMENT

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March 4, 2014

This document is an Information Statement for the shareholders of the Absolute Strategies Fund (the “Fund”), a series of Forum Funds (the “Trust”).  The purpose of this Information Statement is to provide you with information regarding the approval of the addition of Sabal Capital Management, LLC (“Sabal”) and LakeWater Capital LLC (“LakeWater”) and as subadvisers to the Fund, pursuant to separate subadvisory agreements between Absolute Investment Advisers LLC (“Absolute” or the “Adviser”) and Sabal (the “Sabal Agreement”) and the Adviser and LakeWater (the “LakeWater Agreement”) (together, the “Subadvisory Agreements”) effective December 13, 2013, and January 2, 2014, respectively. Under the Subadvisory Agreements, Sabal and LakeWater provide subadvisory services to portions of the Fund’s portfolio (“Managed Portions”).

This Information Statement is intended to be mailed to the shareholders of record of the Fund as of February 13, 2014 (the “Record Date”) on or about March 10, 2014.

WE ARE NOT ASKING YOU FOR A PROXY AND THIS IS NOT A REQUEST TO SEND US A PROXY.  THIS IS FOR YOUR INFORMATION ONLY.

Background

Absolute, located at 18 Shipyard Drive, Suite 3C, Hingham, MA 02043, serves as the investment adviser to the Fund pursuant to an agreement between the Trust and the Adviser (the “Advisory Agreement”). Subject to the supervision of the Adviser and the Trust's Board of Trustees (the “Board”), various asset managers (“Subadvisers”) are currently responsible for the day-to-day portfolio management of the Fund, as further described in the Fund’s prospectus. The portion of the Fund's portfolio managed by each of the Subadvisers will be determined from time to time by the Adviser, potentially in consultation with each of the Subadvisers, subject to capacity constraints.

The U.S. Securities and Exchange Commission has granted an exemptive order to the Trust and the Adviser that generally permits the Adviser, subject to certain conditions, including approval by the Board, to: (i) select unaffiliated Subadvisers for the Fund; (ii) enter into and materially modify existing advisory agreements between the Adviser and such Subadvisers; and (iii) terminate and/or hire unaffiliated Subadvisers without obtaining approval of the Fund's shareholders. One of the conditions of the exemptive order is that, within 90 days after the hiring of a new Subadviser without shareholder approval, the Fund must provide an information statement to its shareholders setting forth substantially the information that would be required to be contained in a proxy statement for a meeting of shareholders to vote on the approval of a subadvisory agreement (“Information Statement”). This Information Statement is being provided to you to satisfy this condition of the exemptive relief with respect to the Subadvisory Agreements.

Information about Absolute

Absolute is the Fund’s investment adviser. Absolute oversees the Fund’s investments in accordance with its investment objective, policies and limitations pursuant to the Advisory Agreement as initially approved by the Board, including a majority of the Independent Trustees (defined below), on May 5, 2005. The Advisory Agreement is reviewed by the Board annually, and was most recently renewed by the Board on March 22, 2013.

The Fund pays Absolute an advisory fee of 1.60% of the average daily net assets of the Fund. Absolute has contractually agreed to reduce its advisory fee to 1.55% on the average net assets exceeding $4.5 billion but less than $5 billion, and 1.50% on the average net assets exceeding $5 billion through July 31, 2014. Absolute may not discontinue or reduce its obligations under this waiver and reimbursement obligation without the approval of the Board.

For the fiscal year ended March 31, 2013, the advisory fee owing to Absolute under the Advisory Agreement was $66,125,938. Of this amount, $31,316,875, or 0.76% of the Fund's average daily net assets, was paid to the Fund's Subadvisers. It is not expected that the addition of Sabal and LakeWater will cause any material change to the aggregate percentage of subadvisory fees paid to the Subadvisers. Absolute is responsible for payment of all subadvisory fees and pays each Subadviser to the Fund directly out of the advisory fees it receives.

Information about Sabal

Sabal, 233 Wilshire Blvd., Suite 300, Santa Monica, CA 90401, is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Sabal commenced operations in 2010 and provides investment advisory services for other pooled investment vehicles and separately managed accounts. The Fund is the only mutual fund for which Sabal provides investment advisory services.  As of January 31, 2014, Sabal managed approximately $97 million in assets. Sabal employs a long/short equity strategy, investing in securities believed to be undervalued or offer high growth opportunities while attempting to minimize overall market risk. Mr. William Charters is responsible for the day-to-day management of the portion of the Fund's portfolio managed by Sabal. Mr. Charters, who has 10 years of investment industry experience, is the founder of Sabal. Sabal is not an affiliated person of the Adviser.

No officers or Trustees of the Trust are officers, employees, directors, general partners or shareholders of Sabal.  In addition, no Trustee of the Trust has had, directly or indirectly, a material interest, material transaction or material proposed transaction to which Sabal, any parent or subsidiary of Sabal, or any subsidiary of a parent of such entities was or is to be a party.

The following table lists the directors and principal executive officers of Sabal. The address of each individual listed below is c/o Sabal Capital Management, LLC, 233 Wilshire Blvd., Suite 300, Santa Monica, CA  90401.

Sabal is wholly owned by Mr. Charters.

Name                                Principal Occupation
William Charters                             Managing Member and Portfolio Manager
Mario Marcon	Chief Financial Officer, Chief Operating Officer, and Chief Compliance Officer

Information about LakeWater

LakeWater, 100 Limestone Plaza, Suite 200, Fayetteville, NY 13066, is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). LakeWater commenced operations in 2014 and provides investment advisory services for other pooled investment vehicles and separately managed accounts. LakeWater is a combination of the portfolio management team of Green Eagle Capital, LLC (“Green Eagle”), which formerly managed the short-biased credit strategy for the Absolute Opportunities Fund (the “Opportunities Fund”), and the portfolio management team of LakeWater Capital Management, LLC, which managed a long-biased credit strategy in private funds. As of January 2, 2014, LakeWater and its affiliates managed approximately $124 million in assets. LakeWater is not an affiliated person of the Adviser.

LakeWater will execute two strategies for the Fund. One strategy to be employed in the Managed Portion will be a dynamic long/short credit approach that is fundamentally driven, seeking to exploit the inefficiencies in the capital structure of both investment grade and non-investment grade companies. The long/short strategy is designed to dynamically increase or decrease the sizing of the short and long exposure to adapt to changes in the economic environment and credit valuations while seeking an absolute return for the Managed Portion in most circumstances. Additionally, LakeWater will manage a short-biased credit strategy that Green Eagle utilized in the Opportunities Fund. This strategy seeks to capture profits by maintaining a net short exposure through a combination of short and long positions.

 Mr. Glenn Migliozzi and Mr. Michael Wamp are jointly and primarily responsible for the day-to-day management of the Managed Portion.

No officers or Trustees of the Trust are officers, employees, directors, general partners, or shareholders of LakeWater. In addition, no Trustee of the Trust has had, directly or indirectly, a material interest, material transaction, or material proposed transaction to which LakeWater, any parent or subsidiary of LakeWater, or any subsidiary of a parent of such entities was or is to be a party.

           The following table lists the directors and principal executive officers of LakeWater. The address of each individual listed below is c/o LakeWater Capital LLC, 100 Limestone Plaza, Suite 200, Fayetteville, NY 13066.

Name                                Principal Occupation
Daniel Sperrazza                             Managing Partner
Glenn Migliozzi                               Partner and Co-Chief Investment Officer
Michael Wamp                               Managing Partner and Co-Chief Investment Officer
Derek Jerina                                     Partner and Portfolio Manager
Edward Casey                                 Partner and Portfolio Manager

Sabal and LakeWater Subadvisory Arrangements

The Sabal and LakeWater Agreements became effective on December 13, 2013 and January 2, 2014, respectively. The Subadvisory Agreements provide that Sabal and LakeWater are responsible for, among other things, (i) assisting the Adviser in providing a continuous investment program with respect to their respective Managed Portion, including investment research and management with respect to all securities and investments and cash equivalents in their respective Managed Portion; (ii) selecting brokers and dealers through which securities transactions are to be executed; (iii) voting proxies on behalf of the Fund with respect to securities purchased in their respective Managed Portion and providing voting information to the Fund and its agents in relation to the Fund's annual proxy voting report filed on Form N-PX; and (iv) maintaining certain records required under the relevant provisions of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Subadvisory Agreements provide that Sabal and LakeWater are not liable or responsible for any action taken or omitted, except for liability resulting from their respective bad faith, willful misfeasance or gross negligence in the performance of their respective duties or reckless disregard of such duties. The Subadvisory Agreements also provide for Sabal's and LakeWater’s acknowledgement of their respective fiduciary duty and that under certain circumstances Sabal or LakeWater may be liable under the federal securities laws. The Subadvisory Agreements do not include a waiver or limitation of any rights which the Adviser or the Trust may have under any federal securities laws.

The Subadvisory Agreements may continue in effect for an initial term of two years. Thereafter, the Subadvisory Agreements will continue in effect only if approved annually by the Board or by vote of the shareholders of a majority of the outstanding voting shares of the Fund, and also, in either event, if approved by a majority of the Board who are not parties to the Subadvisory Agreements or interested persons of any such party (the “Independent Trustees”). The Subadvisory Agreements are terminable at any time without penalty by the Board, by a majority vote of the Fund's shareholders or, on 60 days' written notice, by Sabal and LakeWater, respectively, or the Adviser. Pursuant to the Investment Company Act, the Subadvisory Agreements terminate automatically in the event of their assignment or upon termination of the Fund's Advisory Agreement with the Adviser. The Subadvisory Agreements may be terminated by the Fund if the Board finds that the services being rendered by Sabal or LakeWater, respectively, fail in a material way to provide responsible management to the Fund as reasonably expected by an investment adviser, as defined in the Advisers Act; provided that Sabal or LakeWater, respectively, shall have the opportunity, within ten (10) days of receipt of a written notice describing any such failure and the reasons therefore in reasonable detail, to cure the failure that is the subject of such notice.

Board Considerations

Sabal Agreement

The Board, including the Independent Trustees, approved the Sabal Subadvisory Agreement for the Fund at an in-person meeting of the Board held on December 13, 2013.

In preparation for its deliberations, the Board requested and reviewed written responses from the Adviser and Sabal with respect to due diligence questionnaires circulated on the Board's behalf. The Board also discussed the materials with Independent Trustee counsel and, as necessary, with the Trust's administrator, Atlantic Fund Services. During its deliberations, the Board received oral presentations from both the Adviser and Sabal, and was assisted by the advice of Independent Trustee counsel. No member of the Board and no director or officer of the Adviser owns, directly or indirectly, any interest in Sabal.

Nature, Extent, and Quality of Services

Based on a presentation from senior representatives of the Adviser and Sabal, and a discussion of the personnel, operations and financial condition of Sabal, the Board considered the quality of services provided by Sabal under the Subadvisory Agreement. In this regard, the Board considered information regarding the experience, qualifications and professional background of the portfolio managers and other personnel at Sabal who would have responsibility for the Managed Portion; the investment philosophy and decision-making processes of those professionals; the capability and integrity of Sabal’s senior management and staff; the quality of Sabal’s services with respect to regulatory compliance and compliance with client investment policies and restrictions; and Sabal’s representation that the firm is financially stable and able to provide investment advisory services to the Fund.  The Board also considered the Adviser’s recommendation of Sabal. The Board concluded that, overall, it was satisfied with the nature, extent and quality of services to be provided to the Fund by Sabal under the Subadvisory Agreement.

Costs of Services and Profitability

The Board did not consider information regarding the costs of services to be provided and profits to be realized by Sabal from its relationship with the Fund, noting instead the arm’s length nature of the relationship between the Adviser and Sabal with respect to the negotiation of the subadvisory fee. The Board concluded that Sabal’s projected profitability was not a material factor in determining whether or not to approve the Subadvisory Agreement because the Adviser, and not the Fund, was responsible for paying the subadvisory fees due to Sabal under the Subadvisory Agreement.

Performance

The Board reviewed Sabal’s historical performance record.  In particular, the Board reviewed the performance of another fund managed by Sabal since August of 2010 pursuant to a strategy that is similar, but not identical, to the investment strategy to be employed on behalf of the Fund (the “Comparable Fund”). The Board noted that the Comparable Fund underperformed the Russell 2000 Index for the 2011 fiscal year, but since inception had provided gross returns that were similar to but less volatile than those of the Russell 2000 Index. Based on this review, the Adviser's recommendation and other relevant facts and circumstances, including the Adviser’s statement that the Fund generally seeks investment results that are less volatile than market returns, the Board concluded that Sabal’s management of its portion of the Fund could benefit the Fund and its shareholders.

The Board noted that different strategies within the Fund were not expected to outperform a particular benchmark but, when combined through Subadviser allocations as determined by Absolute, were expected to help the Fund to achieve its investment objective of long-term capital appreciation with an emphasis on risk-adjusted returns and lower volatility than traditional equity market indices. Based on this review, the Adviser’s recommendations and other relevant facts and circumstances, the Board concluded that Sabalr's management of the Managed Portion of the Fund could benefit the Fund and its shareholders.

Compensation

The Board reviewed Sabal’s proposed compensation for providing subadvisory services to the Fund and noted that the addition of Sabal would not change the total management fee paid by the Fund because the subadvisory fees are paid by the Adviser and not the Fund. The Board considered that the total management fees paid by the Fund had been compared to fees paid by other similarly managed mutual funds in connection with the Board’s annual approval of the Advisory Agreement between Absolute and the Fund on March 22, 2013. The Board specifically considered that the Adviser’s advisory fee rate and the total expense ratio of the Fund were not only higher than the mean and median advisory fee, but among the highest for its Lipper Inc. peer group. The Board further considered the Adviser’s explanation that the Fund more closely resembles a hedge fund than the mutual funds in the peer group, and that such hedge funds’ fees typically consist of a base advisory fee and an additional performance fee. The Board noted that it is difficult to make a meaningful comparison of the Fund’s expense ratios to those of its peer group, due to variations between the services provided by the Adviser to the Fund and those included in the fees paid by other funds. The Board further noted that the Adviser had entered into an agreement to waive a portion of its advisory fees at certain asset levels.

The Board noted Sabal’s representation that the proposed subadvisory fee rate will not exceed the fee rates charged to Sabal’s other advisory relationships that are only charged a management fee.  The Board further noted Sabal’s representation that it may charge different fee rates to other advisory relationships that have both management and performance-based fees. After considering these matters, the Board concluded that the proposed subadvisory fee rate to be paid to Sabal was not excessive in light of the services to be provided to the Fund.

Economies of Scale

The Board considered whether the Fund would benefit from any economies of scale. The Board determined that because the Adviser, and not the Fund, pays the subadvisory fee, shareholders would not benefit from any economies of scale in the form of breakpoints to the subadvisory fee rate. Based on the foregoing information, the Board concluded that economies of scale were not a material factor in approving the Subadvisory Agreement.

Other Benefits

The Board noted Sabal’s representation that it would not receive significant ancillary benefits as a result of its relationship with the Fund, other than additional research from brokers due to additional trading volume commissions. As a result, other benefits received by Sabal were not a material factor in approving the Subadvisory Agreement.

Conclusion

The Board did not identify any single factor as being of paramount importance, and different Trustees may have given different weight to different factors; however, in light of the fact that the Fund is a multi-manager Fund for which the Adviser identifies Subadvisers whose strategies it seeks to combine to achieve the Fund’s investment objective, the Board gave significant weight to the Adviser’s recommendation that Sabal be appointed as a Subadviser to the Fund and to the Adviser’s representation that the appointment of Sabal would positively contribute to the Adviser’s successfully executing the overall strategy of the Fund. The Board reviewed a memorandum from Trust counsel discussing the legal standards applicable to its consideration of the Subadvisory Agreement. Based on its review, including consideration of the factors referenced above, the Board determined, in the exercise of its reasonable business judgment, that the overall subadvisory arrangement, as outlined in the Subadvisory Agreement, was fair and reasonable in light of the services to be performed, expenses to be incurred and such other matters as the Board considered relevant.

LakeWater Agreement

The Board, including the Independent Trustees, approved the LakeWater Subadvisory Agreement for the Fund at an in-person meeting of the Board held on December 13, 2013.

In preparation for its deliberations, the Board requested and reviewed written responses from the Adviser and LakeWater with respect to due diligence questionnaires circulated on the Board's behalf. The Board also discussed the materials with Independent Trustee counsel and, as necessary, with the Trust's administrator, Atlantic Fund Services. During its deliberations, the Board received oral presentations from both the Adviser and LakeWater, which recently had merged with Green Eagle, and was assisted by the advice of Independent Trustee counsel. No member of the Board and no director or officer of the Adviser owns, directly or indirectly, any interest in LakeWater or its affiliates.

Nature, Extent, and Quality of Services

The Board received a presentation from senior representatives of the Adviser and LakeWater and discussed LakeWater's personnel, operations and financial condition. Specifically, the Board considered the adequacy of LakeWater's resources and the quality of services to be provided by LakeWater under the Subadvisory Agreement. Additionally, the Board considered: information regarding the experience and professional background of the portfolio managers and other personnel at LakeWater who would have responsibility for the Managed Portion; the investment philosophy and decision-making processes of those professionals; the capability and integrity of LakeWater's senior management and staff; the quality of LakeWater's services with respect to regulatory compliance and compliance with client investment policies and restrictions; and the financial condition and operational stability of LakeWater and how its activities would benefit the Fund. The Board considered the Adviser’s recommendation of LakeWater, including the Adviser’s statement that the personnel responsible for part of the Managed Portion would include individuals that currently managed a similar strategy for the Opportunities Fund as employees of Green Eagle and that the LakeWater personnel responsible for managing the remaining part of the Managed Portion would have the experience to effectively implement the strategy that they would be using. The Board further noted LakeWater's representation that it is financially stable and able to provide investment advisory services to the Fund. The Board concluded that, overall, it was satisfied with the nature, extent and quality of services to be provided to the Fund by LakeWater under the Subadvisory Agreement.

Costs of Services and Profitability

The Board did not consider information regarding the costs of services to be provided and profits to be realized by LakeWater from its relationship with the Fund, noting instead the arm’s length nature of the relationship between the Adviser and LakeWater with respect to the negotiation of the subadvisory fee. The Board concluded that LakeWater’s projected profitability was not a material factor in determining whether or not to approve the Subadvisory Agreement because the Adviser, and not the Fund, was responsible for paying the subadvisory fees due to LakeWater under the Subadvisory Agreement.

Performance

The Board reviewed LakeWater's historical performance record in managing accounts in a style substantially similar to that to be employed on behalf of the Fund by LakeWater with respect to a part of the Managed Portion. In this regard, the Board considered the performance of the short-biased credit strategy managed for the Opportunities Fund by Green Eagle (the "Comparable Fund"). The Board evaluated the 2010, 2011, 2012, and since inception performance and the year-to-date performance as of October 31, 2013 of the Comparable Fund. The Board considered the Adviser’s evaluation of the Comparable Fund's performance and rationale for seeking to allocate a part of the Managed Portion to LakeWater for management pursuant to substantially the same strategy.

The Board also considered the Adviser’s evaluation of the ability of LakeWater to implement a new long/short credit portfolio strategy for the remaining part of the Managed Portion. In this regard, the Board considered the Adviser’s representation that LakeWater does not currently manage other comparable accounts employing a long/short credit strategy and that this strategy combines the investment expertise of both former Green Eagle personnel and former LakeWater Capital Management, LLC personnel.

The Board noted that different strategies within the Fund were not expected to outperform a particular benchmark but, when combined through Subadviser allocations as determined by Absolute, were expected to help the Fund to achieve its investment objective of long-term capital appreciation with an emphasis on risk-adjusted returns and lower volatility than traditional equity market indices. Based on this review, the Adviser’s recommendations and other relevant facts and circumstances, the Board concluded that LakeWater's management of the Managed Portion of the Fund could benefit the Fund and its shareholders.

Compensation

The Board reviewed LakeWater's proposed compensation for providing subadvisory services to the Fund and noted that the addition of LakeWater would not change the total management fee paid by the Fund because the subadvisory fees are paid by the Adviser, and not the Fund. The Board considered that the total management fees paid by the Fund had been compared to fees paid by other similarly managed mutual funds in connection with the Board’s annual approval of the Advisory Agreement between Absolute and the Fund on March 22, 2013. The Board specifically considered that the Adviser’s advisory fee and the total expense ratio of the Fund were not only higher than the mean and median advisory fee, but among the highest for its Lipper Inc. peer group. The Board further considered the Adviser’s explanation that the Fund more closely resembles a hedge fund than the mutual funds in the peer group, and that such hedge funds’ fees typically consist of a base advisory fee and an additional performance fee. The Board noted that it is difficult to make a meaningful comparison of the Fund’s expense ratios to those of its peer group, due to variations between the services provided by the Adviser to the Fund and those included in the fees paid by other funds. The Board further noted that the Adviser had entered into an agreement to waive a portion of its advisory fees at certain asset levels.

The Board also noted LakeWater's representation that it does not manage any portfolio of assets using the same strategy to be employed for the Fund with a lower fee rate than the proposed subadvisory fee. After considering these matters, the Board concluded that the proposed subadvisory fee to be paid to LakeWater was not excessive in light of the services to be provided to the Fund.

Economies of Scale

The Board considered whether the Fund would benefit from any economies of scale with respect to the Subadvisory Agreement. The Board determined that because the Adviser, and not the Fund, pays the subadvisory fee, shareholders would not benefit from any economies of scale in the form of breakpoints in the subadvisory fee rate. Based on the foregoing information, the Board concluded that economies of scale were not a material factor in approving the Subadvisory Agreement.

Other Benefits

The Board noted LakeWater's representation that it would not receive significant ancillary benefits as a result of its relationship with the Fund. As a result, other benefits received by LakeWater were not a material factor in approving the Subadvisory Agreement.

Conclusion

The Board did not identify any single factor as being of paramount importance, and different Trustees may have given different weight to different factors; however, in light of the fact that the Fund is a multi-manager Fund for which the Adviser identifies Subadvisers whose strategies it seeks to combine to achieve the Fund’s investment objective, the Board gave significant weight to the Adviser’s recommendation that LakeWater be appointed as a Subadviser to the Fund and to the Adviser’s representation that the appointment of LakeWater would positively contribute to the Adviser’s successfully executing the overall strategy of the Fund. The Board reviewed a memorandum from Trust counsel discussing the legal standards applicable to its consideration of the Subadvisory Agreement. Based on its review, including consideration of each of the factors referenced above, the Board determined, in the exercise of its reasonable business judgment, that the subadvisory arrangement, as outlined in the Subadvisory Agreement, was fair and reasonable in light of the services to be performed, expenses to be incurred and such other matters as the Board considered relevant.

Fund’s Ownership Information

As of the Record Date, there were 275,606,755.30 shares and 6,232,420.57 shares outstanding of the Fund’s Institutional Shares and R Shares, respectively. As of the Record Date, to the best of the Trust’s knowledge, the Board and officers of the Trust as a group owned less than 1% of the outstanding shares of beneficial interest of the Fund. The following tables set forth, to the best of the Trust’s knowledge, the name, number and percentage of shares of persons that owned beneficially, or of record, more than 5% of the outstanding shares of the Fund as of the Record Date.

Institutional Shares

Name of Beneficial Owner	Number of Shares	Percentage of Class
Charles Schwab & Co Inc Special Custody Acct FBO Customers	122,579,645.056	44.48%
National Financial Services For the Exclusive Benefit of our Customers	74,612,088.779	27.07%

R Shares

Name of Beneficial Owner	Number of Shares	Percentage of Class
Charles Schwab & Co Inc Special Custody Acct FBO Customers	1,411,787.841	22.65%

Name of Beneficial Owner	Number of Shares	Percentage of Class
Pershing LLC	378,008.824	6.07%

Additional Information

Shareholders can find additional information about the Fund in the Fund’s most recent annual report dated as of March 31, 2013, and in the Fund’s semi-annual report dated as of September 30, 2013. Shareholders may obtain copies of these materials free of charge by calling 1-888-992-2765 or writing to the Fund, c/o Atlantic Fund Administration LLC, Three Canal Plaza, Suite 600, Portland, Maine 04101. Copies of the Fund's prospectus, statement of additional information, annual report and semi-annual report can be viewed online or downloaded from the Fund's website at www.absoluteadvisers.com (when available). Shareholders may request another copy of this Information Statement by writing to the Fund at the address above or by calling the telephone number above.

The Trust does not hold regularly scheduled meetings of shareholders of the Fund. Shareholders of at least 10% of the outstanding shares entitled to vote may request a special meeting of the shareholders. Any shareholder proposal and request for a shareholder meeting must be presented to the Trust within a reasonable time before proxy materials for such meeting are sent to shareholders. Shareholders wishing to submit proposals for inclusion in a proxy statement for a requested shareholder meeting should send their written request for a special meeting and proposals to Secretary, Forum Funds, Atlantic Fund Administration LLC, Three Canal Plaza, Suite 600, Portland, Maine 04101, Attn: Shareholder Proposals.

Other Service Providers

Foreside Fund Services, LLC, located at Three Canal Plaza, Suite 100, Portland, Maine 04101, is the Fund’s principal underwriter. Atlantic Fund Services, Three Canal Plaza, Suite 600, Portland, Maine 04101, is the Fund’s administrator.

Affiliated Brokers

For the fiscal year ended March 31, 2013, the Fund placed a portion of its portfolio transactions with Kovitz Securities, LLC (“Kovitz”), a brokerage firm affiliated with a Subadviser to the Fund, Kovitz Investment Group, LLC. The commissions paid to Kovitz were $38,397, which was the full amount of the Fund’s aggregate brokerage commissions paid to an affiliated broker for the fiscal year ended March 31, 2013.